SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)1

                        Alliance Data Systems Corporation
                        ---------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   018581 10 8
                                   -----------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)





--------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 018581 10 8                                       Page 2 of 11 Pages


-----------------------------------------------------------------------------
1)   Name of Reporting Person                        Welsh, Carson,
     I.R.S. Identification                           Anderson & Stowe
     No. of Above Person                             VII,  L.P.
     (Entities Only)
-----------------------------------------------------------------------------
2)   Check the Appropriate Box                       (a) [ X ]
     if a Member of a Group                          (b) [   ]
-----------------------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------------------
4)   Citizenship or Place                            Delaware
     of Organization
-----------------------------------------------------------------------------
Number of                                   5)   Sole Voting           -0-
Shares Beneficially                              Power
Owned by Each
Reporting Person
With:                                       ----------------------------------
                                            6)   Shared Voting
                                                 Power                 -0-
                                            ----------------------------------
                                            7)   Sole Disposi-         -0-
                                                 tive Power

                                            ----------------------------------
                                            8)   Shared Dis-
                                                 positive Power        -0-
                                            ----------------------------------
9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                    -0-
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                                    -0-
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                            PN

CUSIP No. 018581 10 8                                       Page 3 of 11 Pages

-----------------------------------------------------------------------------
1)   Name of Reporting Person                        Welsh, Carson,
     I.R.S. Identification                           Anderson & Stowe
     No. of Above Person                             VIII,  L.P.
     (Entities Only)
-----------------------------------------------------------------------------
2)   Check the Appropriate Box                       (a) [ X ]
     if a Member of a Group                          (b) [   ]
-----------------------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------------------
4)   Citizenship or Place Delaware of Organization
-----------------------------------------------------------------------------
Number of                                   5)   Sole Voting  16,160,349 shares
Shares Beneficially                              Power        of Common Stock
Owned by Each
Reporting Person
With:                                       ----------------------------------
                                            6)   Shared Voting
                                                 Power                 -0-
                                            ----------------------------------
                                            7)   Sole Disposi- 16,160,349
                                                 tive Power    shares of Common
                                                               Stock

                                            ----------------------------------
                                            8)   Shared Dis-
                                                 positive Power        -0-
                                            ----------------------------------
9)   Aggregate Amount Beneficially                     16,160,349 shares of
     Owned by Each Reporting                           Common Stock
     Person
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                                    19.6%
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                            PN

CUSIP No. 018581 10 8                                       Page 4 of 11 Pages

-----------------------------------------------------------------------------
1)   Name of Reporting Person                         Welsh, Carson,
     I.R.S. Identification                            Anderson & Stowe VI, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [ X ]
     if a Member of a Group                           (b) [   ]
-----------------------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------------------
4)   Citizenship or Place Delaware of Organization
-----------------------------------------------------------------------------
Number of                                   5)   Sole Voting           -0-
Shares Beneficially                              Power
Owned by Each
Reporting Person
With:                                       ----------------------------------
                                            6)   Shared Voting
                                                 Power                 -0-
                                            ----------------------------------
                                            7)   Sole Disposi-         -0-
                                                 tive Power

                                            ----------------------------------
                                            8) Shared Dis-
                                               positive Power          -0-
                                            ----------------------------------
9)   Aggregate Amount Beneficially                                     -0-
     Owned by Each Reporting Person
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                                    -0-
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                            PN

CUSIP No. 018581 10 8                                       Page 5 of 11 Pages

-----------------------------------------------------------------------------
1)   Name of Reporting Person                         WCAS Capital
     I.R.S. Identification                            Partners III, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [ X ]
     if a Member of a Group                           (b) [   ]
-----------------------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
-----------------------------------------------------------------------------
Number of                                   5) Sole Voting             -0-
Shares Beneficially                            Power
Owned by Each
Reporting Person
With:                                       ----------------------------------
                                            6) Shared Voting
                                               Power                   -0-
                                            ----------------------------------
                                            7) Sole Disposi-           -0-
                                               tive Power

                                            ----------------------------------
                                            8) Shared Dis-
                                               positive Power          -0-
                                            ----------------------------------
9)   Aggregate Amount Beneficially                                     -0-
     Owned by Each Reporting Person
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                                    -0-
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                            PN

CUSIP No. 018581 10 8                                       Page 6 of 11 Pages

-----------------------------------------------------------------------------
1)   Name of Reporting Person                         WCAS Capital
     I.R.S. Identification                            Partners II, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [ X ]
     if a Member of a Group                           (b) [   ]
-----------------------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
-----------------------------------------------------------------------------
Number of                                   5) Sole Voting             -0-
Shares Beneficially                            Power
Owned by Each
Reporting Person
With:                                       ---------------------------------
                                            6) Shared Voting
                                               Power                   -0-
                                            ---------------------------------
                                            7) Sole Disposi-           -0-
                                               tive Power

                                            ---------------------------------
                                            8) Shared Dis-
                                               positive Power          -0-
                                            ---------------------------------
9)   Aggregate Amount Beneficially                                     -0-
     Owned by Each Reporting Person
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                                    -0-
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                            PN

CUSIP No. 018581 10 8                                       Page 7 of 11 Pages

-----------------------------------------------------------------------------
1)   Name of Reporting Person                         WCAS Information
     I.R.S. Identification                            Partners, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [ X ]
     if a Member of a Group                           (b) [   ]
-----------------------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
-----------------------------------------------------------------------------
Number of                                   5) Sole Voting             -0-
Shares Beneficially                            Power
Owned by Each
Reporting Person
With:                                       ---------------------------------
                                            6) Shared Voting
                                               Power                   -0-
                                            ---------------------------------
                                            7) Sole Disposi-           -0-
                                               tive Power

                                            ---------------------------------
                                            8) Shared Dis-
                                               positive Power          -0-
                                            ---------------------------------
9)   Aggregate Amount Beneficially                                     -0-
     Owned by Each Reporting Person
------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                                    -0-
     Amount in Row (9)
------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                            PN

CUSIP No. 018581 10 8                                       Page 8 of 11 Pages


                         Amendment No. 2 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on January 22, 2003 and Amendment No. 1 thereto filed on January 21, 2004 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -          Ownership.

                  (a) Amount Beneficially Owned:

                  WCAS VII: no shares of Common Stock
                  WCAS VIII: 16,160,349 shares of Common Stock
                  WCAS VI: no shares of Common Stock
                  WCAS CP III: no shares of Common Stock
                  WCAS CP II: no shares of Common Stock
                  WCAS IP: no shares of Common Stock

                  (b) Percent of Class:

                   WCAS VII: -0-
                   WCAS VIII: 19.6%
                   WCAS VI: -0-
                   WCAS CP III: -0-
                   WCAS CP II: -0-
                   WCAS IP: -0-

                   (c) Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:

                    WCAS VII: no shares of Common Stock
                    WCAS VIII: 16,160,349 shares of Common Stock
                    WCAS VI: no shares of Common Stock
                    WCAS CP III: no shares of Common Stock
                    WCAS CP II: no shares of Common Stock
                    WCAS IP: no shares of Common Stock

                    (ii) shared power to vote or to direct the vote: -0-

                    (iii) sole power to dispose or to direct the disposition
                          of:

                     WCAS VII: no shares of Common Stock
                     WCAS VIII: 16,160,349 shares of Common Stock
                     WCAS VI: no shares of Common Stock
                     WCAS CP III: no shares of Common Stock
                     WCAS CP II: no shares of Common Stock
                     WCAS IP: no shares of Common Stock

                     (iv) shared power to dispose or to direct the disposition of: -0-

          In addition, WCAS Management Corporation, a Delaware corporation controlled by certain of the same individuals who control the entities listed above, owns 104 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

CUSIP No. 018581 10 8                                       Page 10 of 11 Pages

Signature:

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                           WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                           By:  WCAS VII Partners, L.P., General Partner

                           By /s/ Jonathan M. Rather
                              ----------------------
                                General Partner

                           WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                           By:  WCAS VIII Associates, L.L.C., General Partner

                           By /s/ Jonathan M. Rather
                              ----------------------
                                Managing Member

                           WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                           By:  WCAS VI Partners, L.P., General Partner

                           By /s/ Jonathan M. Rather
                              ----------------------
                                Attorney-in-Fact

                           WCAS CAPITAL PARTNERS III, L.P.
                           By:  WCAS CP III Associates, L.L.C., General Partner

                           By /s/ Jonathan M. Rather
                              ----------------------
                                Managing Member

                           WCAS CAPITAL PARTNERS II, L.P.
                           By:  WCAS CP II Partners, General Partner

                           By /s/ Jonathan M. Rather
                              ----------------------
                                Attorney-in-Fact

CUSIP No. 018581 10 8                                       Page 11 of 11 Pages


                            WCAS INFORMATION PARTNERS, L.P.
                            By:  WCAS IP Partners, General Partner

                            By /s/ Jonathan M. Rather
                              -----------------------
                                   Attorney-in-Fact


Date: January 12, 2005